Exhibit 32.2

Certifications

Pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Keystone Automotive Operations, Inc. (the “Company”), hereby certifies that, to his knowledge, the Company’s Quarterly Report on Form 10-Q for the three and nine month periods ended October 1, 2005 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 15, 2005	By:	/S/ BRYANT P. BYNUM
Bryant P. Bynum
Executive Vice President and Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. ss. 1350 and is not being filed as part of the Report or as a separate disclosure document.